Cohen & Steers, Inc. 280 Park Avenue New York, NY 10017-1216 Tel (212) 832-3232

Contact:

Matthew S. Stadler

Executive Vice President

Chief Financial Officer

Cohen & Steers, Inc.

Tel (212) 446-9168

COHEN & STEERS REPORTS FIRST QUARTER

2011 RESULTS

Assets Under Management Reach Record $38.0 Billion

NEW YORK, NY, April 20, 2011—Cohen & Steers, Inc. (NYSE: CNS) reported income attributable to common shareholders of $13.0 million, or $0.30 per share (diluted and basic), for the quarter ended March 31, 2011, compared with income attributable to common shareholders of $8.9 million, or $0.21 per share (diluted and basic), for the quarter ended March 31, 2010. Total revenue for the first quarter of 2011 was $54.8 million, an increase of 32.4% from $41.3 million for the first quarter of 2010.

Assets Under Management

Assets under management were $38.0 billion as of March 31, 2011, an increase of 10.4% from $34.5 billion at December 31, 2010 and an increase of 39.8% from $27.2 billion at March 31, 2010. The increase from December 31, 2010 was due to net inflows of $1.8 billion and market appreciation of $1.7 billion. The increase from March 31, 2010 was due to net inflows of $5.6 billion and market appreciation of $5.3 billion. Average assets under management were $36.1 billion for the quarter ended March 31, 2011, an increase of 10.0% from $32.8 billion for the quarter ended December 31, 2010 and an increase of 44.9% from $24.9 billion for the quarter ended March 31, 2010.

Assets under management for open-end mutual funds were $9.4 billion as of March 31, 2011, an increase of 10.7% from $8.5 billion at December 31, 2010 and an increase of 35.0% from $7.0 billion at March 31, 2010. The increase from December 31, 2010 was due to net inflows of $507 million and market appreciation of $399 million. The increase from March 31, 2010 was due to market appreciation of $1.4 billion and net inflows of $1.0 billion. Average assets under management for open-end mutual funds were $8.8 billion for the quarter ended March 31, 2011, an increase of 10.1% from $8.0 billion for the quarter ended December 31, 2010 and an increase of 41.3% from $6.2 billion for the quarter ended March 31, 2010.

Assets under management for closed-end mutual funds were $6.7 billion as of March 31, 2011, an increase of 5.6% from $6.4 billion at December 31, 2010 and an increase of 17.0% from $5.7 billion at March 31, 2010. The increase from December 31, 2010 was due to market appreciation of $227 million and inflows of $129 million through use of Cohen & Steers Select Preferred and Income Fund, Inc.’s (“PSF”) credit facility. The increase from March 31, 2010 was due to market appreciation of $583 million and net inflows of $390 million, primarily due to the launch of PSF. Average assets under management for closed-end mutual funds were $6.6 billion for the quarter ended March 31, 2011, an increase of 7.6% from $6.1 billion for the quarter ended December 31, 2010 and an increase of 19.4% from $5.5 billion for the quarter ended March 31, 2010.

Assets under management for institutional separate accounts were $21.9 billion as of March 31, 2011, an increase of 11.8% from $19.6 billion at December 31, 2010 and an increase of 51.2% from $14.5 billion at March 31, 2010. The increase from December 31, 2010 was due to net inflows of $1.2 billion and market appreciation of $1.1 billion. The increase from March 31, 2010 was due to net inflows of $4.1 billion and market appreciation of $3.3 billion. Average assets under management for institutional separate accounts were $20.7 billion for the quarter ended March 31, 2011, an increase of 10.7% from $18.7 billion for the quarter ended December 31, 2010 and an increase of 57.3% from $13.1 billion for the quarter ended March 31, 2010.

Financial Highlights

	Three Months Ended
	(in thousands, except per share data or as noted)
	March 31,	December 31,	March 31,
	2011	2010	2010
Revenue	$54,755	$51,790	$41,344
Expenses	$35,842	$38,737	$28,915
Operating income	$18,913	$13,053	$12,429
Operating margin	34.5%	25.2%	30.1%
Total non-operating income	$975	$5,134	$1,035
Net income attributable to common shareholders	$12,975	$12,751	$8,880
Diluted earnings per share attributable to common shareholders	$0.30	$0.29	$0.21
Assets under management, end of period (in millions)	$38,030	$34,462	$27,197
Average assets under management for period (in millions)	$36,087	$32,809	$24,910

Total revenue for the first quarter of 2011 was $54.8 million, an increase of 5.7% from $51.8 million for the fourth quarter of 2010, primarily due to higher average assets under management. Operating expenses for the first quarter of 2011 were $35.8 million, a decrease of 7.5% from $38.7 million for the fourth quarter of 2010, primarily due to decreases in distribution and service fees resulting from costs recorded in the fourth quarter of 2010 associated with the launch of PSF. After adjusting for the launch costs of approximately $4.1 million, operating expenses would have been $34.6 million for the three months ended December 31, 2010. Operating income was $18.9 million for the three months ended March 31, 2011, compared with operating income of $13.1 million for the three months ended December 31, 2010. After adjusting for the launch costs mentioned above, operating income would have been $17.2 million for the three months ended December 31, 2010. The company’s operating margin increased to 34.5% for the first quarter of 2011 compared with 25.2% for the three months ended December 31, 2010. After adjusting for the launch costs mentioned above, the company’s operating margin would have been 33.1% for the three months ended December 31, 2010. Non-operating income was $975,000 for the three months ended March 31, 2011, a decrease of 81.0% from $5.1 million for the three months ended December 31, 2010, primarily due to a decrease in equity in earnings from the company’s seed investments and gain from available-for-sale securities investments.

Balance Sheet Information

As of March 31, 2011, cash, cash equivalents and investments were $182 million. As of March 31, 2011, stockholders’ equity was $241 million and the company had no long-term or short-term debt.

Conference Call Information

Cohen & Steers will host a conference call tomorrow, April 21, 2011 at 11:00 a.m. (ET) to discuss the company’s first quarter results. Investors and analysts can access the live conference call by dialing (800) 769-9015 (U.S.) or (212) 231-2912 (international); passcode: 21520567. Participants should plan to register at least 10 minutes before the conference call begins.

A replay of the call will be available for two weeks starting at approximately 1:00 p.m. (ET) on April 21, 2011 and can be accessed at (800) 633-8284 (U.S.) or (402) 977-9140 (international); passcode: 21520567. Internet access to the webcast, which includes audio (listen-only), will be available on the company’s Web site at www.cohenandsteers.com under “Corporate Info.” The webcast will be archived on the Web site for two weeks.

About Cohen & Steers

Cohen & Steers is a manager of equity portfolios specializing in U.S. and international real estate securities, large cap value stocks, listed infrastructure and utilities, and preferred securities. The company also manages alternative investment strategies such as hedged real estate securities portfolios and private real estate multimanager strategies for qualified investors. Headquartered in New York City, with offices in London, Brussels, Hong Kong and Seattle, Cohen & Steers serves individual and institutional investors through a broad range of investment vehicles.

Forward-Looking Statements

This press release and other statements that Cohen & Steers may make may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the company’s current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The company believes that these factors include, but are not limited to, those described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for the year ended December 31, 2010, which is accessible on the Securities and Exchange Commission’s Web site at www.sec.gov and on the company’s Web site at www.cohenandsteers.com. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release. The company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # # #

Cohen & Steers, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

For the Periods Ended

(in thousands, except per share data)

	Three Months Ended			% Change From
	March 31, 2011	December 31, 2010	March 31, 2010	December 31, 2010	March 31, 2010

Revenue
Investment advisory and administration fees	$51,052	$48,008	$38,092
Distribution and service fees	2,415	2,419	2,164
Portfolio consulting and other	1,288	1,363	1,088

Total revenue	54,755	51,790	41,344	5.7%	32.4%

Expenses
Employee compensation and benefits	19,986	20,198	16,124
Distribution and service fees	5,754	8,425	4,310
General and administrative	8,573	8,683	7,137
Depreciation and amortization	1,186	1,138	1,154
Amortization, deferred commissions	343	293	190

Total expenses	35,842	38,737	28,915	(7.5%)	24.0%

Operating income	18,913	13,053	12,429	44.9%	52.2%

Non-operating income
Interest and dividend income - net	184	182	195
(Loss) gain from trading securities - net	(378)	—	189
Gain from available-for-sale securities - net	358	1,961	198
Equity in (losses) earnings of affiliates	(14)	2,825	541
Other	825	166	(88)

Total non-operating income	975	5,134	1,035	(81.0%)	(5.8%)

Income before provision for income taxes	19,888	18,187	13,464	9.4%	47.7%
Provision for income taxes	6,986	5,436	4,574

Net income	12,902	12,751	8,890	1.2%	45.1%
Less: Net loss (income) attributable to redeemable noncontrolling interest	73	—	(10)

Net income attibutable to common shareholders	$12,975	$12,751	$8,880	1.8%	46.1%

Earnings per share attributable to common shareholders
Basic	$0.30	$0.30	$0.21	1.1%	44.6%

Diluted	$0.30	$0.29	$0.21	1.4%	43.3%

Weighted average shares outstanding
Basic	43,051	42,770	42,600

Diluted	43,781	43,608	42,937

Cohen & Steers, Inc. and Subsidiaries

Assets Under Management (Unaudited)

By Investment Vehicle

For the Periods Ended

(in millions)

	Three Months Ended			% Change From
	March 31, 2011	December 31, 2010	March 31, 2010	December 31, 2010	March 31, 2010

Open-End Mutual Funds
Assets under management, beginning of period	$8,484	$7,638	$6,285

Inflows	1,147	880	710
Outflows	(640)	(547)	(453)

Net inflows	507	333	257
Market appreciation	399	513	416

Total increase	906	846	673

Assets under management, end of period	$9,390	$8,484	$6,958	10.7%	35.0%

Average assets under management for period	$8,803	$7,994	$6,230	10.1%	41.3%

Closed-End Mutual Funds
Assets under management, beginning of period	$6,353	$5,903	$5,546

Inflows	129	299	—
Outflows	—	(60)	—

Net inflows	129	239	—
Market appreciation	227	211	190

Total increase	356	450	190

Assets under management, end of period	$6,709	$6,353	$5,736	5.6%	17.0%

Average assets under management for period	$6,613	$6,144	$5,537	7.6%	19.4%

Institutional Separate Accounts
Assets under management, beginning of period	$19,625	$17,698	$12,954

Inflows	1,529	1,411	1,394
Outflows	(321)	(592)	(520)

Net inflows	1,208	819	874
Market appreciation	1,098	1,108	675

Total increase	2,306	1,927	1,549

Assets under management, end of period [1]	$21,931	$19,625	$14,503	11.8%	51.2%

Average assets under management for period	$20,671	$18,671	$13,143	10.7%	57.3%

Total
Assets under management, beginning of period	$34,462	$31,239	$24,785

Inflows	2,805	2,590	2,104
Outflows	(961)	(1,199)	(973)

Net inflows	1,844	1,391	1,131
Market appreciation	1,724	1,832	1,281

Total increase	3,568	3,223	2,412

Assets under management, end of period	$38,030	$34,462	$27,197	10.4%	39.8%

Average assets under management for period	$36,087	$32,809	$24,910	10.0%	44.9%

[1]

As of March 31, 2011, December 31, 2010 and March 31, 2010, assets under management in institutional separate accounts included $146 million, $152 million and $220 million, respectively, of assets invested in the company’s alternative strategy.

Cohen & Steers, Inc. and Subsidiaries

Assets Under Management (Unaudited)

By Investment Strategy

(in millions)

	As of March 31, 2011	As of December 31, 2010	As of March 31, 2010

Open-End Mutual Funds
Global / International Real Estate	$3,110	$2,917	$2,418
U.S. Real Estate	5,761	5,095	4,212
Large Cap Value	167	200	214
Global Infrastructure	105	108	114
Preferreds	247	164	—

Assets under management, end of period	$9,390	$8,484	$6,958

Closed-End Mutual Funds
U.S. Real Estate	$2,275	$2,180	$1,984
Large Cap Value	396	388	379
Global Infrastructure	2,499	2,426	2,348
Preferreds	991	828	509
Other	548	531	516

Assets under management, end of period	$6,709	$6,353	$5,736

Institutional Separate Accounts
Global / International Real Estate [1]	$13,773	$12,677	$8,927
U.S. Real Estate	3,993	3,227	2,655
Large Cap Value	3,335	3,085	2,502
Global Infrastructure	521	335	134
Preferreds	309	301	285

Assets under management, end of period	$21,931	$19,625	$14,503

Total
Global / International Real Estate	$16,883	$15,594	$11,345
U.S. Real Estate	12,029	10,502	8,851
Large Cap Value	3,898	3,673	3,095
Global Infrastructure	3,125	2,869	2,596
Preferreds	1,547	1,293	794
Other	548	531	516

Assets under management, end of period	$38,030	$34,462	$27,197

[1]

As of March 31, 2011, December 31, 2010 and March 31, 2010, assets under management in the company’s Global / International Real Estate strategy in institutional separate accounts included $146 million, $152 million and $220 million, respectively, of assets invested in the company’s alternative strategy.

Cohen & Steers, Inc. and Subsidiaries

Other Fee Earning Assets (Unaudited)

(in millions)

	As of March 31, 2011	As of December 31, 2010	As of March 31, 2010
Unified Managed Accounts, end of period	$554	$555	$492

Exchange Traded Funds, end of period	$2,558	$2,284	$2,028

Unit Investment Trusts, end of period	$1,421	$1,428	$1,330

Total, end of period	$4,533	$4,267	$3,850

Note: Other fee earning assets are defined as assets for which the company provides investment advice but for which the company has no discretion to execute trades, and therefore are not included in the company’s reported assets under management.